Exhibit 10.7

ACCLARENT, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                      (“Employee”) and Acclarent, Inc. (the “Company”), effective as of                     , 2008 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment and to motivate Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Employee with certain benefits upon a Change of Control and with certain severance benefits upon Employee’s termination of employment following a Change of Control. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under the terms of any written formal employment agreement or fully executed offer letter between the Company and Employee (an “Employment Agreement”).

3. Severance Benefits.

(a) Involuntary Termination Within Twelve Months Following a Change of Control. If within twelve (12) months following a Change of Control, (i) the Company (or any parent or subsidiary of the Company) terminates Employee’s employment without Cause or (ii) Employee terminates Employee’s employment with the Company (or any parent or subsidiary of the Company) for Good Reason, then, subject to Subsections 3(c) and 3(d) below, Employee will receive the following:

(i) Continuing payments of severance pay at a rate equal to Employee’s base salary rate (less applicable withholding taxes), (as in effect immediately prior to (A) the Change of Control, or (B) Employee’s termination, whichever is greater), for [ENTER six (6) OR twelve (12)] months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies; and

(ii) If Employee elects to continue his or her medical coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse the cost of COBRA coverage for Employee and Employee’s eligible dependents for [ENTER six (6) OR twelve (12)] months following the date of Employee’s termination of employment with the Company (or if earlier, until Employee ceases to be eligible for COBRA).

(b) Termination without Cause Prior to a Change of Control or After Twelve Months Following a Change of Control. If prior to a Change of Control or after twelve (12) months following a Change of Control, (i) the Company (or any parent or subsidiary of the Company) terminates Employee’s employment without Cause or (ii) Employee terminates employment with the Company (or any parent or subsidiary of the Company) for Good Reason, then Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under other written agreements with the Company, including, without limitation, any Employment Agreement.

(c) Release of Claims Agreement. The receipt of any severance pay or other benefits pursuant to Subsection 3(a) above will be subject to Employee signing and not revoking a release of claims agreement with the Company in a form acceptable to the Company and such release becoming effective no later than March 15 of the calendar year following the calendar year in which such termination occurs. No such severance pay or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Employee’s termination and the date of such release becomes effective shall be paid on the effective date of such release.

(d) Non-solicitation and Non-competition. Employee agrees, to the extent permitted by applicable law, that in the event Employee receives severance pay or other benefits pursuant to Subsection 3(a) above, for the [ENTER six (6) OR twelve (12)] consecutive month period immediately following the date of Employee’s termination, Employee, as a condition to receipt of severance pay and benefits under Subsection 3(a), will not (i) either directly or indirectly, solicit, induce, recruit, or encourage any employee of the Company to leave his employment either for Employee or for any other entity or person, or (ii) without the express written consent of the

Company, directly or indirectly engage in, enter the employ, have any ownership interest in, or participate in any entity that as of the date of involuntary termination, engages in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that competes with any service offered by the Company or any product sold by the Company or under development by the Company; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation will not be deemed to be violative of the restrictive covenant set forth in this paragraph.

The covenants contained in this Subsection 3(d) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Subsection 3(d). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Subsection 3(d) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(e) Timing of Severance Payments. The Company will pay the severance payments to which Employee is entitled as salary continuation on the same basis and timing as in effect immediately prior to the Change of Control. If Employee should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate.

(f) Voluntary Resignation; Termination For Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee (except upon a termination for Good Reason within twelve (12) months following a Change of Control) or (ii) for Cause by the Company (or any parent or subsidiary of the Company), then Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under other written agreements with the Company, including, without limitation, any Employment Agreement.

(g) Disability; Death. If the Company terminates Employee’s employment as a result of Employee’s Disability, or Employee’s employment terminates due to his or her death, then Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(h) Exclusive Remedy. In the event of a termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Employee will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

(i) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death), then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), that are payable within the first six (6) months following Employee’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of Subsection 3(i)(i) above.

(iii) Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of Subsection 3(i)(i) above.

It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Subsection 3(a) will be payable either:

(a)	in full, or

(b)	as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. If a reduction in payments or benefits constituting “parachute payments” is necessary so that they do not constitute “parachute payments,” reduction will occur in the following order: reduction of cash payments; reduction of employee benefits; cancellation of accelerated vesting of equity awards; cancellation of equity awards that are considered to be “contingent” upon the Change of Control transaction.

5. Definitions. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means (i) Employee’s repeated failure, in the reasonable judgment of the Board of Directors, to substantially perform his or her assigned duties or responsibilities as a service provider as directed or assigned by the Company’s Board of Directors [or such Employee’s immediate supervisor] (other than a failure resulting from the Employee’s Disability) after written notice thereof from the Company’s Board of Directors [or such Employee’s immediate supervisor] to Employee describing in reasonable detail Employee’s failure to perform such duties or responsibilities and Employee having had the opportunity to address the Board, with counsel, regarding such alleged failures and his or her failure to remedy same within 30 days of receiving written notice; (ii) Employee engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) Employee’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iv) Employee’s gross negligence or willful misconduct; (v) Employee’s material breach of this Agreement or the terms of any confidentiality agreement or invention assignment agreement between Employee and the Company; or (vi) Employee being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

(b) Change of Control. “Change of Control” of the Company means:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change of Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(c) Disability. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(d) Good Reason. “Good Reason” means Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s consent: (i) without Employee’s express written consent, the assignment to Employee of any duties or the reduction of Employee’s duties, either of which results in a significant diminution in Employee’s position or responsibilities with the Company in effect immediately prior to such assignment, or removal of Employee from such position and responsibilities; (ii) a material reduction by the Company in Employee’s annualized base pay as in effect immediately prior to such reduction; or (iii) the relocation of Employee’s principal place of performing his or her duties as an employee of the Company by more than fifty (50) miles. In order for an event to qualify as Good Reason, Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e) Section 409A Limit. “Section 409A Limit” means the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

6. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Subsection 7(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

8. Term of Agreement. This Agreement will have a term of ten (10) years commencing on the Effective Date, which shall not be subject to renewal, unless a Change of Control occurs during such ten-year period, in which case this Agreement will continue until all payments and benefits to which Employee otherwise may become entitled, if any, have been made to Employee.

9. Arbitration. Employee and the Company agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein, will be subject to binding arbitration in San Mateo County, California before the Judicial Arbitration & Mediation Services (“JAMS”) pursuant to its employment arbitration rules & procedures (“JAMS Rules”). The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The Company and Employee agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and Employee agree that the prevailing party in any arbitration will be awarded its reasonable attorneys’ fees and costs. The Company and Employee hereby agree to waive their right to have any dispute with the other party resolved in a court of law by a judge or jury. This Section 9 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	ACCLARENT, INC.

By:
Title:

EMPLOYEE
By:
Title: